EXHIBIT INDEX




Exhibit

15.1 Letter regarding unaudited interim financial information.

23.2 Consent of Coopers & Lybrand L.L.P., Independent Accountants.


          The following exhibits are incorporated by reference into the Registration Statement with which this set of Exhibits is filed, as stated at pages II-2 through II-5 of the Registration Statement. Descriptions of said exhibits are incorporated herein by this reference to Item 16 of the Registration Statement.

      4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12,
        4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20, 4.21, 4.22,
             4.23, 4.24, 4.25, 4.26, 4.27, 4.28, 4.29 and 4.30


          The following exhibits were filed previously, as stated at pages II-2 through II-5 of the Registration Statement.
Descriptions of said exhibits are incorporated herein by this reference to Item 16 of the Registration Statement.

                4.31, 5.1, 12.1, 23.1, 23.3, 24.1 and 99.1